Exhibit 99.1

News Release

For more information contact:
For immediate release	Media: Kathy Budinick 1-206-467-3620
October 3, 2005	Investors: John Hobbs 1-800-858-5347

Plum Creek to Acquire 650,000 Acres of Timberland
in Michigan

SEATTLE, Wash. – Plum Creek Timber Company, Inc. (NYSE: PCL) today announced that it has signed a definitive agreement to purchase approximately 650,000 acres of timberland in the Upper Peninsula of Michigan from Escanaba Timber LLC. The transaction, valued at approximately $345 million, is subject to customary closing conditions. The transaction is expected to close in the fourth quarter of 2005.

The forestlands, which have been certified to the Sustainable Forestry Initiative® (SFI) standard, contain an attractive mix of timber species and age profiles including mature mixed hardwood stands and conifer plantations. Plum Creek will continue to manage these forests to the SFI standard, as it does all of its timberlands. With the addition of this land, the company will own and manage approximately 1.2 million acres of productive forests in northern Wisconsin and the Upper Peninsula of Michigan.

Plum Creek will sell a significant portion of the pulpwood harvested from these lands to the NewPage Corporation Escanaba, Mich., pulp and paper mill under the continuation of an existing long-term supply agreement.

“This acquisition is consistent with Plum Creek’s strategy of making accretive timberland purchases,” said Rick Holley, president and chief executive officer. “The addition of these well-managed lands expands our participation in attractive hardwood timber markets and complements our current ownership in the region.”

Plum Creek will finance the transaction using a combination of 1031 like-kind exchange funds and debt.

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Plum Creek is one of the largest private timberland owners in the nation, with approximately 8 million acres of timberlands in major timber producing regions of the United States and 10 wood products manufacturing facilities in the Northwest.